[Letterhead of A. Derrill Crowe, M.D.]

September 21, 2008

Jeffrey P. Lisenby, Secretary
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209

Dear Jeff:

Please accept this letter as my resignation as Chairman of the Board and a director of ProAssurance Corporation effective September 21, 2008. This letter will confirm my conversations over the weekend with Stan Starnes regarding my service as Chairman and a director. After discussions with Stan and much deliberation on my part, I have decided that this is the appropriate time for me to resign from the Board.

My resignation is for personal reasons. I will be 72 years old on my next birthday, which is the retirement age for all directors other than the Chairman of the Board. With the recent loss in my family, I have decided to devote more time and attention to my family and other personal affairs. I no longer have the time or enthusiasm to serve as the Chairman of the Board of ProAssurance.

In regard to the foregoing, my attention to family and personal affairs will involve significant estate planning activities. Part of my estate planning activities will involve the diversification of my holdings in the stock of ProAssurance Corporation. I am currently limited in my efforts to sell my shares of stock because of my status as a director. My resignation as a director should eliminate my access to nonpublic information, remove me from restrictions imposed by periodic "blackouts" in anticipation of earnings releases and other matters, and thereby facilitate my ability to diversify my position in ProAssurance common stock.

I very much cherish my relationship with ProAssurance Corporation. I devoted a significant part of my professional career to the founding and growth of this company. It is a difficult decision to end my tenure as Chairman of the Board, but I believe it is the right time and the right thing to do.

Yours very truly,
/s/ A. Derrill Crowe, M.D.
A. Derrill Crowe